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                                                                    EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
Pyramid Breweries Inc.:


We consent to the incorporation by reference in the registration statements (Nos. 333-16311, 333-57128, 333-117574, 333-91290 and 333-121182) on Form S-8 of
Pyramid Breweries Inc. of our report dated January 23, 2004, with respect to the consolidated balance sheet of Pyramid Breweries Inc. as of December 31, 2003, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 2003, which report appears in the December 31, 2004 Annual Report on Form 10-K of Pyramid Breweries Inc.

/s/ KPMG LLP
Seattle, Washington
March 31, 2005